Exhibit 99.1

Solar Capital Announces December 31, 2011 Financial Results; 4% Increase in NAV; Declares Quarterly Dividend of $0.60 per Share

NEW YORK--(BUSINESS WIRE)--February 22, 2012--Solar Capital Ltd (NASDAQ: SLRC), today reported earnings of $1.42 per share and net investment income of $20.7 million, or $0.57 per share, for the quarter ended December 31, 2011. At year end, net asset value (NAV) per share was $22.02, a 4% increase from September 30, 2011. Solar Capital also announced that its Board of Directors has declared a first quarter dividend of $0.60 per share, payable on April 3, 2012 to stockholders of record on March 20, 2012. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2012 calendar year.

Year-End Balance Sheet Highlights
($ in millions, except per share amounts)
	2011	2010
Investment Portfolio	$1,045.0	$976.2
Total Assets	$1,079.4	$1,291.8
Net Assets	$805.9	$827.0

NAV per share	$22.02	$22.73

Investment Portfolio Composition:
Senior Secured Loans	$412.4	$247.1
Subordinated Debt	$546.9	$649.8
Equity Investments	$85.8	$79.3

Weighted Average Portfolio Statistics:
Yield on Fair Value	14.2%	14.3%
Yield on Cost	13.2%	13.8%

Income Highlights for the Quarter and Year
($ in millions)

	Quarter ended December 31, 2011	Quarter ended December 31, 2010	Year ended December 31, 2011	Year ended December 31, 2010

Investment Income	$36.0	$31.6	$138.9	$124.6

Net Investment Income (NII)	$20.7	$17.4	$81.9	$69.2
Net Realized and Unrealized Gain (Loss)	31.2	25.0	(20.6)	72.7
Net Income	$51.9	$42.4	$61.3	$141.9

NII per share	$0.57	$0.51	$2.25	$2.08

“We are very pleased with our performance for 2011,” said Michael Gross, Chairman and CEO. “Our originations of approximately $400 million have resulted in a portfolio with over 70% of its fair value in assets underwritten post the 2008 credit correction. We view these post-2008 vintage assets as having highly attractive risk-reward characteristics. We are well positioned to further expand our portfolio to drive increases in earnings through the deployment of our $300 million of uninvested capital. During 2011, we increased our borrowing capacity to $540 million and obtained investment grade ratings from Standard & Poor’s and Fitch, further enhancing our funding options.”

Portfolio and Investment Activity

During the quarter ended December 31, 2011, we invested approximately $75.5 million across two new and two existing portfolio companies. We received proceeds of approximately $92.9 million from principal repayments and sales of securities during the fourth quarter.

During the year ended December 31, 2011, we invested approximately $395.6 million across 13 new and six existing portfolio companies. We received proceeds of approximately $338.2 million from principal repayments and sales of securities during the year.

As of December 31, 2011, the fair value weighted average yield on income producing investments in our portfolio was approximately 14.2%, compared to 14.6% and 14.3% at September 30, 2011 and December 31, 2010, respectively.

The portfolio was comprised of 40% senior secured loans, 52% subordinated debt, and 8% equity. As of December 31, there was one asset on non-accrual status with a total market value of approximately $5.9 million. Performing loans comprised 99.4% of the fair value of the debt portfolio.

As of December 31, 2011, the weighted average investment rating on the fair market value of our portfolio was 2.

Results of Operations

Investment income was $36.0 million and $31.6 million for the three months ended December 31, 2011 and 2010, respectively. The fourth quarter 2011 investment income was higher due to increased interest income on a higher average invested balance. Net investment income was $20.7 million or $0.57 per share and $17.4 million or $0.51 per share for the three months ended December 31, 2011 and 2010, respectively. For the quarter, increased investment income and lower interest expenses were partially offset by higher management and incentive fees, on a larger portfolio, and higher operating expenses.

The net realized and unrealized gain of $31.2 million for the three months ended December 31, 2011 was primarily due to an increase in the fair value of our portfolio during the period due to improved market trends and realizations above prior period marks.

For the years ended December 31, 2011 and 2010, investment income totaled $138.9 million and $124.6 million, respectively. Investment income was higher for 2011 primarily due to higher interest and dividend income on a larger average invested balance. Net investment income of $81.9 million for the year ended December 31, 2011 was $12.7 million higher than in 2010. During 2011, increased investment income and lower interest expenses were partially offset by higher management and incentive fees, on a larger portfolio, and higher operating expenses.

The net realized and unrealized loss of $20.6 million for the year ended December 31, 2011 was primarily attributable to a decrease in the fair value of our portfolio assets during the second half of the year primarily due to market technicals.

Conference Call and Webcast

We will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Thursday, February 23, 2012. All interested parties may participate in the conference call by dialing 866-314-4865 approximately 5-10 minutes prior to the call, international callers should dial 617-213-8050. Participants should reference Solar Capital Ltd. and the participant passcode of 70624245 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital’s website, http://www.solarcapltd.com/. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Capital website.

Financial Statements and Tables

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except per share amounts)

	December 31,	December 31,
	2011	2010

Assets
Investments at fair value:
Companies more than 25% owned (cost: $47,910 and $20,511, respectively)	$53,454	$20,508
Companies 5% to 25% owned (cost: $41,819 and $34,806, respectively)	35,820	29,235
Companies less than 5% owned (cost: $1,062,844 and $1,008,244, respectively)	955,769	926,478
Total investments (cost: $1,152,573 and $1,063,561, respectively)	1,045,043	976,221

Cash and cash equivalents	11,787	288,732
Interest and dividends receivable	9,763	5,592
Deferred credit facility costs	3,635	5,904
Fee revenue receivable	4,379	3,935
Derivative assets (cost $2,938 and $0, respectively)	649	604
Receivable for investments sold	3,225	10,560
Deferred offering costs	469	—
Prepaid expenses and other receivables	481	243
Total Assets	1,079,431	1,291,791

Liabilities
Credit facilities payable	201,355	400,000
Term Loan	35,000	35,000
Payable for investments purchased	22,443	14,625
Due to Solar Capital Partners LLC:
Investment advisory and management fee payable	5,277	4,892
Performance-based incentive fee payable	5,203	4,347
Interest payable	1,063	597
Deferred fee revenue	318	1,242
Due to Solar Capital Management LLC	1,069	773
Derivative liabilities	—	1,539
Income taxes payable	720	329
Other accrued expenses and payables	1,042	1,453
Total Liabilities	273,490	464,797

Net Assets
Common stock, par value $0.01 per share 36,608,038 and 36,383,158 shares issued and outstanding, respectively, 200,000,000 shares authorized	366	364
Paid-in capital in excess of par	928,180	926,991
Under (over) distributed net investment income	2,245	(1,545)
Accumulated net realized losses	(18,379)	(10,541)
Net unrealized depreciation	(106,471)	(88,275)
Total Net Assets	$805,941	$826,994

Number of shares outstanding	36,608,038	36,383,158
Net Asset Value Per Share	$22.02	$22.73

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009

INVESTMENT INCOME:
Interest and dividends:
Companies more than 25% owned	$6,963	$670	$—
Companies 5% to 25% owned	—	7,673	9,190
Other interest and dividend income	131,937	116,298	100,480
Total investment income	138,900	124,641	109,670

EXPENSES:
Investment advisory and management fees	20,596	18,296	16,738
Performance-based incentive fee	20,476	17,305	16,815
Interest and other credit facility expenses	9,212	14,276	2,636
Administrative service fee	1,638	1,294	2,020
Other general and administrative expenses	4,326	3,930	3,971
Total operating expenses	56,248	55,101	42,180
Net investment income before income tax expense	82,652	69,540	67,490
Income tax expense	748	328	228
Net investment income	81,904	69,212	67,262

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, DERIVATIVES AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments:
Companies more than 25% owned	—	—	(30)
Companies 5% to 25% owned	784	16,397	—
Companies less than 5% owned	3,092	(55,762)	(253,364)
Net realized gain (loss) on investments	3,876	(39,365)	(253,394)
Derivatives	(5,620)	(3,124)	(12,608)
Foreign currency exchange	(418)	3,521	1,104
Net realized loss before income taxes	(2,162)	(38,968)	(264,898)
Income tax expense	231	-	-
Net realized loss	(2,393)	(38,968)	(264,898)

Net change in unrealized gain (loss):
Investments:
Companies more than 25% owned	5,547	997	(3,900)
Companies 5% to 25% owned	(428)	(13,892)	3,823
Companies less than 5% owned	(25,309)	126,403	287,748
Net unrealized gain (loss) on investments	(20,190)	113,508	287,671
Derivatives	(1,354)	(1,204)	(2,583)
Foreign currency exchange	3,348	(663)	(516)
Net change in unrealized gain (loss)	(18,196)	111,641	284,572

Net realized and unrealized gain (loss) on investments, derivatives and foreign currencies	(20,589)	72,673	19,674

Net increase in net assets resulting from operations	$61,315	$141,885	$86,936

Earnings per share	$1.68	$4.27	$2.65

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Nick Radesca, 212-993-1660